                                                                   EXHIBIT 10.53



                             AGREEMENT FOR SERVICES



RISK ENTERPRISE MANAGEMENT LIMITED, 59 Maiden Lane, New York, New York 10038 (hereafter referred to as "TPA") hereby agrees to provide services as described herein ("Services") for SUPERIOR NATIONAL INSURANCE COMPANY, 26601 Agoura Road, Calabasas, California 91302 (hereinafter referred as "Client") in connection with the administration of [existing] claims against policies written by Client or claims that have loss dates or are reported or transferred to TPA during the term of this agreement. All claims shall be handled in accordance and in full compliance with the requirements of all applicable regulatory authorities.

ARTICLE 1.  INDEPENDENT CONTRACTOR

1.01 The term ("Term") of this agreement ("Agreement") shall commence March __, 1998 and continue for a minimum period of three (3) years until March 31, 2001 ("Minimum Period"), and thereafter may canceled by either party giving to the other six (6) months written notice.

1.02 TPA enters into this Agreement, and will remain throughout the term of this Agreement, as an independent contractor. TPA agrees that this Agreement does not create with Client an employer-employee, partner, or joint venture relationship. TPA agrees that it, and its employees and agents, are not entitled to the rights or benefits afforded to Client's employees including disability or unemployment insurance, workers compensation insurance, medical insurance, sick leave or any other employment benefit.

1.03 Client shall pay all taxes and tariffs, assessed or levied by any governmental entity, if any, that are now or may become applicable to the Services rendered hereunder or measured by payments made by Client to TPA hereunder, or are required to be collected by TPA or paid by TPA to tax authorities. This includes, but is not limited to, sales, use, excise, gross receipt and personal property taxes or any other form of tax based on the Services performed or equipment or services used by TPA solely to perform Services for Client, but does not include taxes based upon TPA's net income. Client shall also pay any interest or penalties on such taxes and tariffs, provided, however, Client shall not be responsible for any interest or penalties resulting from TPA's failure to forward tax funds received from Client to the applicable tax authority. TPA is responsible for paying all income taxes, incurred as a result of compensation paid by Client to TPA for Services under this Agreement. On request, TPA will provide Client with proof of timely payment. TPA agrees to indemnify Client for any claims, costs, losses, fees, penalties, interest, or damages suffered by Client, including attorneys fees and all related costs, resulting from TPA's failure to comply with this provision.

ARTICLE 2.  NOTICES

2.01 All notices given related to this Agreement must be delivered either by personal delivery by messenger or by mail, registered or certified, postage pre-paid with return receipt requested. Mailed notices must be addressed to the parties at the addresses appearing in paragraph 2.02 of this Agreement, but each party may change the address by giving written notice in accordance with this paragraph. Notices given personally will be deemed communicated on the day evidenced by receipted delivery; notices given by mail will be deemed communicated on the date of actual receipt, or on the fifth day after mailing, whichever is earlier.


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2.02     Notices under this Agreement are to be given to the following persons:

         To Client:          Chief Claims Executive
                             Superior National Insurance Company
                             Vice President Claims
                             26601 Agoura Road
                             Calabasas, Ca. 91302

         To TPA:             Risk Enterprise Management Limited
                             59 Maiden Lane
                             New York, NY   10038
                             Attn.:  General Counsel, 28th Floor

ARTICLE 3.  QUALIFICATIONS

3.01 TPA represents that it has the qualifications and skills necessary to perform the services under this Agreement in a competent, professional manner and that it, and its staff, are sufficiently familiar with the applicable statutes, regulations and case law authorities relating to the area of workers' compensation, specifically relating to the handing of workers' compensation claims, to permit the services to be so provided. Failure to perform any of the requirements mandated by this Article may be considered a material breach of the Agreement.

ARTICLE 4. IN CONSIDERATION OF THE PROVISIONS, STIPULATIONS, COVENANTS AND CONDITIONS OF THIS AGREEMENT, TPA AGREES:

4.01 To adjust workers' compensation claims on a timely basis as required by the workers' compensation laws of California; to avoid unnecessary liability to Client; to close claims in a timely and cost effective manner, and to provide designated services for the described program, which includes Client's requirements for claim reporting, legal, investigation, vocational rehabilitation, medical management, bill review, subrogation, fraud and medical cost containment programs.

4.02 To investigate all reported claims and losses to the extent deemed necessary in the judgment of TPA and to adjust, settle, resist or otherwise handle all such claim or losses from inception through closure (with the exception noted in this Agreement) within the authority granted by Client.

4.03 To investigate all reported claims and losses to the extent deemed necessary in the judgment of TPA in order to be in full compliance with the Audit Regulations of the Division of Workers' Compensation and to adjust, settle, resist or otherwise handle all such claims or losses that are in excess of the authority granted with prior approval of Client, all pursuant to the TPA's Claim Handling Guidelines.

4.04 To establish and maintain case reserves in accordance with Client's reserving guidelines.

4.05 To exclusively utilize Client's computer system and enter therein all reported losses involving Client's policyholders in accordance with Client's systems procedures. Said computer system will be upgraded by Client, at Client's expense, during the term of this Agreement. TPA agrees to be trained and otherwise become familiar with the upgraded computer system at the time it is made available at


                                       2.
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Client's expense. TPA may not load any unauthorized software into the computer equipment provided by Client. Client's equipment is for the sole purpose of providing access to systems related to the handling of Client's claims. All computer equipment remains the sole property of Client to be returned at time of upgrade or termination of Agreement. The computer systems referenced herein include the intellectual property of Client and permission to use same, as granted herein, in no way represents a waiver of any intellectual property and or confidentiality rights held by the Client.

4.06 To return the information maintained on each claim under this Agreement regardless of whether it exists in electronic format through use of Client's equipment or in hard copy ("Claim Files") to the Client, at Client's expense, at the time of their closure; provided, however, in the event that a reopening of Claim Files is required for further processing or a dispute arises between Client and TPA, TPA shall have the right at any time after closing the Claim File or the termination of this Agreement to obtain the Claim Files returned to Client, in so far as such Claim Files relate to the additional processing or to the dispute, and, at TPA's cost in the event of a dispute, to make copies thereof or extracts therefrom; and provided, further, that nothing in this
Article 4 shall supersede, preclude or otherwise limit any discovery rights otherwise available to TPA or Client.

4.07 To refer any Claim File, where the issue of potential fraud has been identified, to the Client's SIU Examiner responsible for that territory where the claimant is located.

4.08 To exclusively utilize the services of outside vendors, as directed by Client, for legal services (refer to Client's legal department for assignment of defense counsel), investigations (refer to Client's Home Office, Investigation
Unit), vocational rehabilitation services (refer to Client's Rehabilitation
Unit), medical services, photocopy services and bill review. TPA cannot make a promise to an Insured for assignment of a particular vendor. All vendor assignments are at the direction of the Client. Medical management services will be assigned from panel of nurses provided by Client

4.09 {To return all claims to Client for handling in accordance with the authority levels which may be specified from time to time by Client. The file, if any, will be returned to the Client's claim office in Woodland Hills.}

4.10 To provide status reports and file review summaries, at no additional cost to Client.

4.12 To allow Client to review its files on-site at any time and to respond to Client's recommendations/questions within three (3) business days. At all times the Claim Files remain the property of Client.

4.13     To return any client file within three (3) business days of request.

4.14 To pay any and all fine(s), penalty(ies), assessment(s), award(s) and/or damage(s) arising from and solely attributable in accordance with Article 10 herein to TPA's negligent or intentional errors and omissions the handling of any claim under its dominion or control (assessed in accordance with Title 8, CCR 10112).

4.15 To submit "Denials" of coverage or compensability to Client's TPA Supervisor in accordance with Client's then current procedures.

4.16     To bill the Client monthly.


                                       3.
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4.17 To assure that Client is given timely notice of all meetings and file reviews with policyholders and/or agents/brokers and permitted the opportunity to participate is such meetings and file reviews, at its discretion.

4.18 To report all new losses to Client through the KWIK Report process (800) 579-1300.

4.19 To display the Client post office box address along with the TPA Examiner name and phone number on all correspondence and forms generated by Client's claim system. All outgoing correspondence from TPA must display the same information.

4.20 To send all original correspondence received by TPA, within one (1) business day of receipt, to Client for document imaging processing.

4.21 To notify Client immediately (within one (1) business day) upon receipt of inquiry and/or notice of audit, relative to Clients files, by the Department of Industrial Relations Division of Workers' Compensation Audit Unit.

4.25 To receive full handling fee for all files, even if returned to Client.

4.26 To remit invoice for service fees to Client as soon as practical each month for new files received as well as pending files as of the last day of the previous month.

4.27 To apply the pricing described herein to those claims that occur during the Agreement period and are reported to TPA or Client's KWIK Report within the Term.

4.28 That it is expressly understood and agreed that all information relating to any Employer/ Employees shall be used for the purpose of administering workers' compensation claims under California's workers' compensation laws and shall not be released to any other party except in accordance with the California Confidentiality of Medical Information Act. The parties further agree that all confidential information, including the proprietary business information, names of insured and payment rates paid to providers, and all other such confidential information, released either intentionally or unintentionally by Client, shall be held in strict confidence by TPA and shall be specifically protected from disclosure to other clients, insurance brokers and any other third parties.

4.29 That if any existing Claim Files are transferred to TPA, TPA shall notify all parties of record on each file of the change in claims administrator. All open files shall be administered by TPA from the date of their receipt through to their final resolution and closure, within the Term.

4.30 That Client will be responsible for the cost of any communications lines and/or on-line charges for the computer interface with Client.

4.32 In the event there is a conflict of interest which arises on a particular file (e.g. TPA handles two carriers and there is a disagreement over contribution), TPA shall immediately advise Client and obtain a conflict waiver within ten (10) business days. If a conflict waiver cannot be obtained, TPA shall assure that the file is returned to Client immediately, assuring that the claim is handled properly and in accordance with the workers' compensation statutes, regulations and case law authorities through the time of transfer.


                                       4.
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4.33 TPA will maintain management and staffing at levels necessary to provide
Services in accordance with Client's contractual obligations, regulatory requirements and generally accepted industry standards.

ARTICLE 5. IN CONSIDERATION OF THE PROVISIONS, STIPULATIONS, COVENANTS AND CONDITIONS OF THIS AGREEMENT, CLIENT AGREES:

5.01 To cooperate with TPA with respect to the performance of Services, including, but not limited to, responding to TPA's requests for any and all information promptly; promptly forwarding, or causing to be forwarded to TPA for handling by TPA, all claims, claim forms, demands, notices, inquiries or correspondence concerning or related to Claims; meeting with TPA, as may be needed, and making decisions on Claims matters, as required by this Agreement and within such time period as to allow TPA to meet all legal requirements applicable to the handling of such Claims;

5.02 To provide TPA, during TPA's business hours, with Systems, personnel, service, maintenance, and training sufficient to permit TPA to execute fully Services. To the extent Client fails to meet this requirement, and fines or penalties are imposed on TPA, Client will pay all such fines or penalties. For purposes of this Agreement, "Systems" shall mean Client's claims system and workstations, document imaging center, database, data, software applications processing, word processing software, spreadsheet software, E-Mail, communications lines, and related systems necessary for TPA to provide Services.

5.03 To issue unit statistical reports, annual claim log reports, and financial reports to the appropriate regulatory agencies.

5.04 To pay TPA the per claim fees ("Fees") shown in the following table:

          ====================================================================================================
                                                                                PER CLAIM FEES
                                                                  --------------------------------------------
                   TYPE OF CLAIM              ASSIGNED TO TPA        INITIAL CHARGE       CARRYING CHARGE
          ====================================================================================================
              Workers' Comp. Indemnity     Within 60 days of 1st        $216.00                $86.00
                                             Notice to Client
          ----------------------------------------------------------------------------------------------------
              Workers' Comp. Indemnity       60 days after 1st           $86.00                $86.00
                                             Notice to Client
          ----------------------------------------------------------------------------------------------------
            Workers' Comp. Medical Only        Not Applicable            $90.00         No additional charge
          ====================================================================================================

The Initial Charge shall be deemed fully earned in the month a Claim is assigned to TPA by Client, notwithstanding any expiration or sooner termination of this Agreement. The Carrying Charge shall be assessed for each claim open at the end of each month, including the month the claim is opened by TPA. All amounts due TPA shall be stated and payable in US dollars. Each invoice issued by TPA shall be paid by Client to TPA within thirty (30) days from the date of such invoice. Amounts which remain unpaid in excess of thirty (30) days from the date of billing shall be subject to a late charge which shall be computed from the date due at the lesser of (i) 1% per month or (ii) the highest rate permitted by law. Such Fees and expenses shall exclude all claims and losses, unallocated loss adjustment expenses, and allocated loss adjustment expenses as defined herein - all such costs shall be paid by Client.


                                       5.
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5.05 To pay all claims and losses, unallocated loss adjustment expenses, and allocated loss adjustment expenses as defined herein, in addition to the claims service fees as provided for in this Agreement. For the purposes of this Agreement, allocated loss adjustment expense(s) ("Allocated Loss Adjustment Expense(s)") shall mean any expense which is chargeable or attributable to the investigation, coverage analysis, adjustment, negotiation, settlement, defense or general handling of any Claim(s) or action(s) related thereto, or to the protection and/or perfection of Client's insured's right of subrogation, contribution or indemnification, all as reasonably determined by TPA, whether incurred for services provided by TPA, its affiliates, subsidiaries, or third parties and shall include, but is not limited to, the following: legal fees, court costs, photocopy costs, subpoena fees, bill review fees, investigation costs, court reported and transcription fees, witness fees and witness travel expenses, all outside expense items required for subrogation and/or recovery activities on behalf of the Client, and such other and further expenses, including but not limited to, expert fees that are necessary to properly handle matters assigned to TPA which are not possible nor feasible to TPA to provide with its own employees.

(A) With respect to TPA's determination that an expense(s) incurred pursuant to this Agreement is an Allocated Loss Adjustment Expense, TPA makes no representation or warranty and assumes no responsibility that such determination
(i) is in compliance with or meets the requirements of any statistical plan filing, statutory, regulatory, or insurance industry reporting scheme or the definition of "Allocated Loss Adjustment Expense" thereunder; (ii) is or could be characterized as payment of loss or indemnity; or (iii) is or is not subject to insurance or reinsurance coverage or limits. Client agrees that it is responsible for making all such judgments and for complying with any and all such requirements.

ARTICLE 6.  PROPRIETARY RIGHTS

6.01 TPA agrees that all designs, plans, reports, process, and other information, whether derived from the above referenced computer system, or otherwise, produced by TPA as Services under this Agreement are the sole and exclusive property of Client and Client's assigns, successors and nominees.

ARTICLE 7.  CONFIDENTIALITY OF DATA

7.01 Any written, printed, graphic or electronically or magnetically recorded information furnished by a party is the sole property of that party and considered to be extremely confidential and proprietary, and includes the trade secrets of that party. This proprietary information includes but is not limited to information derived from access to Client's computer system. This proprietary information also includes a party's specific insured requirements, marketing information and information concerning a party's employees, products, services, prices, operations and subsidiaries.

7.02 Each party will maintain all confidential information in the strictest confidence, and will not disclose it by any means to any person or entity without the other party's express written approve and only to the extent necessary to perform the services under this Agreement. This prohibition applies to all Client's and TPA's employees, agents and subcontractors. On termination of this Agreement, each party will return any confidential information to the other party immediately upon request.

7.03 TPA agrees that all information communicated to it by Client with respect to the work conducted by or for the Client, whether or not that information was directly or intentionally communicated, is considered confidential, as well. All information, conclusions, recommendations,


                                       6.
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reports, advise or other documents generated by TPA is confidential. All such confidential information belongs solely to the Client. TPA agrees to use its best efforts to prevent inadvertent disclosure of any confidential information by taking all reasonable and prudent steps in accordance with its good faith obligations under the terms and conditions outlined in this Agreement.

ARTICLE 8.  OWNERSHIP OF CLAIM FILES

8.01 All records of the Claim Files, referenced above, whether in hard copy or electronic form, relating whatsoever to the handling of the claims, whether prepared by TPA or Client, shall be the exclusive property of the Client.

ARTICLE 9.  SURETY BOND AND INSURANCE

9.01 TPA shall furnish to Client evidence of a fidelity bond conditioned on the rendering of a true account by TPA of all moneys, goods or other property that may come into the custody, charge, control or possession of the TPA. Said fidelity bond must cover the dishonest act of the TPA's employees, including, but not limited, to coverage for conversion, theft of moneys, instruments, equipment, software and other tangible and intangible items in an amount not less than Five Million ($5,000,000) dollars per occurrence and Ten Million ($10,000,000) dollars in the aggregate.

9.02 Client's own fidelity bond coverage will be excess over the bond furnished by TPA pursuant to this Article.

9.03 TPA shall furnish to Client evidence of a General Liability policy, said policy must include coverage for personal injury, naming the TPA as the insured with limits of not less than Five Hundred Thousand ($500,000) dollars.

9.04 TPA shall furnish to Client evidence of an Automobile Insurance policy naming TPA as the insured, covering all drivers and automobiles used by TPA in the course of performing Services, with limits of not less than Five Hundred Thousand ($500,000) dollars.

9.05 TPA shall furnish to Client evidence of a Workers' Compensation policy naming TPA as the insured.

9.06 TPA shall furnish to Client evidence of an Errors and Omissions policy naming TPA as the insured with limits of not less than One Million ($1,000,000) dollars.

9.07 TPA agrees that all of the policies referenced in this Article, including the fidelity bond, shall be written and maintained by carriers with ratings, as defined by Best, initially acceptable to Client.

9.08 TPA agrees that all of the insurance requirements referenced in this Article shall be in full force and effect for the time period of the life of any claim upon which TPA has provided Services.

9.09 If, for any reason any of the insurance coverage policies mandated in this Article terminate, TPA agrees that it will immediately replace the coverage and that in any such circumstance, TPA agrees that it will hold Client free and harmless from any and all claims that may arise during a period of lapsed or terminated coverage.


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9.10 The failure of TPA to maintain the insurance coverage referenced in this
Article shall represent a breach of the Agreement which shall permit Client to purchase the coverage and charge TPA for the cost of same. This provision (9.10) in no way, manner or form, constitutes a waiver of rights held by Client in the event of a breach of this article; or any provision in the Agreement.

10.      INDEMNIFICATION

10.01 TPA shall indemnify, defend and hold harmless Client from and against any and all costs, expenses, liabilities losses, damages, injunctions, suits, actions, fines, penalties, levies, assessments (excluding any levy or assessment of any tax on earnings or capital gains arising out of any function of Client under this Agreement) and claims and demands of every kind or nature, including legal costs and attorneys fees, made by or on behalf of any party, person or governmental authority, arising out of or resulting from: the inaccuracy or breach of any representation or warranty of TPA contained in this Agreement, any breach or default by TPA of any material covenant, obligation or agreement of TPA contained in this Agreement; any material act or omission by TPA or any of its agents or employees; or any negligent, fraudulent or dishonest act or omission of TPA or its agents or employees.

10.02 Client shall indemnify, defend and hold harmless TPA from and against any and all costs, expenses, liabilities, losses, damages, injunctions, suits, actions, fines, penalties, levies, assessments (excluding any levy or assessment of any tax on earnings or capital gains arising out of any function of TPA under this Agreement) and claims and demands of every kind or nature, including legal costs and attorneys fees, made by or on behalf of any party, person or governmental authority arising out of or resulting from: the inaccuracy or breach of any representation or warranty of Client contained in this Agreement; any breach or default by Client of any material covenant, obligation or agreement of Client contained in the Agreement, any material act or omission by Client or any of its agents or employees, or any negligent, fraudulent or dishonest act or omission of Client or its agents or employees.

10.03 Pursuant to this Article 10, when the indemnified party receives notice of a claim or suit with respect to claims resulting from the assertion of liability by a third party for which indemnification is provided by this Section, the indemnified Party will promptly notify the indemnifying party and provide a copy of the claim notice, summons and complaint, or other relevant documents. The indemnified party shall cooperate fully with the defense of any such claim. The indemnifying party shall consult with the indemnified party concerning counsel retained. Should the parties fail to reach agreement on selection of counsel, the opinion of the indemnifying party shall govern the selection. The indemnifying party shall control the conduct of the litigation and of other proceedings. The indemnifying party shall instruct counsel to keep both parties apprised of the status of the proceedings by promptly reporting all significant developments and, in addition, by providing general status reports on a timely basis. With regard to any claim for which indemnification is sought hereunder, the parties shall mutually agree as to the acceptance of any settlement offer(s), or alternatively, the indemnifying party shall decide whatever action is to be taken regarding any settlement offer(s), provided, that, the indemnifying party in such case shall obtain the complete and written release of the indemnified Party with respect thereto.

10.04 As used in this Article 10, the terms "TPA" and "Client" shall include, respectively, the directors, officers, attorneys, employees, contractors, subcontractors, agents and other representatives of TPA or Client.


                                       8.
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10.05 This Article shall survive the termination of this Agreement.

ARTICLE 11.  ASSIGNMENT

11.01 This Agreement, including its benefits, duties and obligations, may not be assigned or otherwise transferred, whether voluntarily or involuntarily, by merger, consolidation, operation of law or otherwise, by TPA without the prior written consent of the Client. In the event of such assignment or transfer without such consent, Client may elect in its sole discretion, to terminate this Agreement upon giving written notice thereof, without waiving any remedies it may otherwise have at law, equity or under this Agreement.

11.02 This Agreement, including its benefits, duties and obligations, may not be assigned or otherwise transferred, whether voluntarily or involuntarily, by merger, consolidation, operation of law or otherwise, by Client without the prior written consent of the TPA. In the event of such assignment or transfer without such consent, TPA may elect in its sole discretion, to terminate this Agreement upon giving written notice thereof, without waiving any remedies it may otherwise have at law, equity or under this Agreement.

11.03 For purposes of these paragraphs 11.01 and 11.02 above, transfer (by one or more transfers) in the aggregate of 51% or more of the issued and outstanding shares of common stock of the assigning party, shall be deemed an assignment thereunder; provided however, that any transfer of stock by TPA to an affiliate of the Zurich Insurance Company shall not be deemed to be as assignment hereunder.

ARTICLE 12.  TERMINATION OF CONTRACT

12.01 This Agreement may be terminated by either party upon thirty (30) days written notice to the other party if such party fails to perform or observe in any material respect, or commits a material breach of, any material provision of this Agreement and such failure or breach has not been cured to the reasonable satisfaction of the other party within thirty (30) days after written notice thereof.

12.02 Material breach pursuant to section 12.01 may be, but is not limited to, a failure to comply with any of the provisions enumerated in Articles 3, 4, 5, 6, 7, 8, 9, 10 and 11.

ARTICLE 13.  ENTIRE AGREEMENT

13.01 This Agreement supersedes any and all agreements, either oral or written between the parties and contains all of the representations, covenants, and agreements between the parties with respect to the rendering of the Services specified in the Agreement. Each party acknowledges that no representations, promises, agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not contained in this Agreement; and that no agreement, statement or promise not contained in this Agreement will be valid or binding.

13.02 Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.


                                       9.

13.03 Any renewal of the Agreement may be subject to further negotiations between the parties if there is a material change in circumstances.

ARTICLE 14.  PARTIAL INVALIDITY AND CONTRACT INTERPRETATION

14.01 If any provision is held to be invalid by a court of competent jurisdiction, the remaining provisions will continue in full force and effect without being impaired or invalidated in any way.

14.02 This Agreement shall be interpreted and construed in accordance with the laws of the State of California.

14.03 The failure of any party to enforce any of the provisions herein shall not be construed as a waiver of the right to enforce any such provision.

ARTICLE 15.  DISPUTE RESOLUTION PROCEDURE

15.01 NEGOTIATION. In the event of any dispute, claim, question, or disagreement arising out of or relating to this Agreement or the breach thereof, the parties hereto shall use their best efforts to settle such disputes, claims, questions, or disagreement. To this effect, they shall consult and negotiate with each other, in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties.

15.02 MEDIATION. If a dispute arises out of or relates to this Agreement, or the breach thereof, and if said dispute cannot be settled through direct discussions, the parties agree to first endeavor to settle the dispute in an amicable manner by mediation administered by a mediator mutually agreeable to all parties, before resorting to arbitration.

15.03 ARBITRATION. Thereafter, any unresolved controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration administered by and in accordance with the provisions of California Code of Civil Procedure Sections 1280 et seq., and judgment upon the Award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

(a) The arbitration shall be held in Los Angeles, California or at such other place as may be selected by mutual agreement.

(b) Within fifteen (15) days after the demand for commencement of arbitration, each party shall select one person to act as arbitrator, and the two selected shall select a third arbitrator within ten (10) days of their appointment who will act as sole arbitrator of the dispute. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by a Superior Court judge pursuant to California Code of Civil Procedure Section 1281.6 on petition of a party to the arbitration agreement.

(c) The arbitrator will be selected from a panel of persons having experience with and knowledge of workers' compensation insurance and the workers' compensation insurance industry.

(d) The arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant including, without limitation, specific performance of any obligation created


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under the agreement, the awarding of punitive damages, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process.

(e) The arbitrators shall award to the prevailing party, if any, as determined by the arbitrators, all of its costs and fees. "Costs and fees" means all reasonable pre-award expenses of the arbitration, including the arbitrators' fees, administrative fees, travel expense, out-of-pocket expenses such as copying and telephone, court costs, witness fees and attorneys' fees.

(f) Neither party nor the arbitrators may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.

(g) Limited civil discovery shall be permitted for the production of documents and taking of depositions. All discovery shall be governed by the California Rules of Civil Procedure. All issues regarding conformation with discovery requests shall be decided by the arbitrators.

(h) The arbitration award shall be in writing and shall specify the factual and legal bases for the award.

(i) Within twenty (20) days after receipt of the Notice of Decision by the Arbitrator, either party may appeal the arbitration panel's award to an appellate arbitrator by filing a written Notice of Appeal served on the opposing party and the Arbitrator.

(j) Within fifteen (15) days after Notice of Appeal, each party shall select one person to act as appellate arbitrator, and the two selected shall select a third appellate arbitrator within ten (10) days of their appointment who will act as sole arbitrator of the dispute. If the arbitrators selected by the parties are unable or fail to agree upon the third appellate arbitrator, the third arbitrator shall be appointed by a Superior Court judge pursuant to California Code of Civil Procedure section 1281.6 on petition of a party to the Arbitration agreement.

(k) The Appellate Arbitrator shall be a retired judge of a court of record in the state in which the arbitration was held.

(l) Within twenty (20) days after selection of an Appellate Arbitrator, a written brief, not to exceed twenty (20) pages stating the reasons why the panel's decision should be reversed or modified shall be filed with the Appellate Arbitrator and served to the opposing party. The opposing party shall file with the Appellate Arbitrator and serve on the appealing party within twenty (20) days after receiving the appeal brief, an opposition brief not to exceed twenty (20) pages. Either party may request oral argument which must be conducted within fourteen (14) days following the submission of the final brief. The appellate arbitration shall be based only on the record of the initial hearing and oral argument if any. The appellate arbitrator shall render a written decision affirming, reversing, modifying or remanding the arbitration panel's decision within thirty (30) days after receiving the final appellate submission.

(m) The appellate arbitrator may reverse, modify or remand the matter for further proceeding by the arbitration panel only on one of the following grounds:

          1. Any ground specified in 901 et. seq. of the California Code of Civil Procedure;

         2.  If the award contains material errors of applicable law;


                                      11.

         3.  If the award is arbitrary or capricious;

         4. If there is a demonstration of bias, prejudice or undisclosed conflict of interest between the arbitrator and the prevailing party.

(n) The appellate arbitrator may render a final decision on appeal or remand the matter for further proceedings by the arbitration panel

(o) The arbitrators shall award to the prevailing party, if any, as determined by the arbitrators, all of its costs and fees. "Costs and fees" means all reasonable pre-award expenses of the arbitration, including the arbitrators' fees, administrative fees, travel expenses, out-of--pocket expenses such as copying and telephone, court costs, witness fees and attorneys' fees.


CLIENT:
SUPERIOR NATIONAL INSURANCE COMPANY
a California Corporation

By:  /s/ J. CHRIS SEAMAN
     ---------------------------------
Name:    J. Chris Seaman

Title:

Date:        3/18/98
     ---------------------------------

TPA:
RISK ENTERPRISE MANAGEMENT LIMITED

By:  /s/ MICHAEL RINEY
     ---------------------------------
Name:  Michael Riney
     ---------------------------------
Title: Executive Vice President
     ---------------------------------
Date:         3/19/98
     ---------------------------------